Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated October 18, 2023 with respect to the audited financial statements of Iron Horse Acquisitions Corp. for the year ended December 31, 2022 and for the period from November 23, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
October 18, 2023